Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ARTISTdirect, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-122027, No. 333-53208, No. 333-38104, No. 333-63572 and No.333-68396) on Forms S-8 of ARTISTdirect, Inc., of our report dated March 1, 2005, with respect to the consolidated balance sheets of ARTISTdirect, Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2004, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficiency) and cash flows for the years then ended, which report appears in the December 31, 2004 Annual Report on Form 10-K of ARTISTdirect, Inc.

Our report indicates a change in method of accounting for the Company’s investment in its record label joint venture, ARTISTdirect Records, LLC, as of December 31, 2003.

Our report dated March 1, 2005 contains an explanatory paragraph that states that the Company has incurred substantial operating losses and negative cash flows from operations to date, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GUMBINER SAVETT INC.

Santa Monica, California
May 13, 2005

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